Exhibit 10.5

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 27, 2004 by and between GAINSCO, INC., a Texas corporation (“GNAC”), and Robert W. Stallings (“Executive”). Certain capitalized terms used in this Agreement are defined in Section 9 hereof.

RECITAL

     WHEREAS, Executive is to be employed as the executive Chairman of the Board of Directors of GNAC;

     WHEREAS, GNAC and Executive wish to document the terms of the employment of Executive in such capacity; and

     WHEREAS, Executive has represented to GNAC, and GNAC has relied on Executive’s representation, that the execution of this Agreement by Executive, and the provision of services by Executive to GNAC as contemplated in this Agreement, will not conflict with, or cause Executive or any other Person to be in breach of, (i) any other contract to which Executive is a party or (ii) any duty which Executive may owe to any other Person.

AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Duties. During the term of this Agreement as set forth in Section 2, Executive agrees to be employed by and to serve GNAC as the executive Chairman of the Board, and GNAC agrees to employ and retain Executive in such capacity subject to the provisions of this Agreement. Executive shall (a) report to the Board; (b) be the chief strategic officer of GNAC; and (c) have such duties and responsibilities as are customarily assigned to individuals serving in such positions (as the same may be described in GNAC’s bylaws), and such other duties consistent with Executive’s titles and positions as the Board shall from time to time lawfully direct. Executive shall at all times act in a manner consistent with, and otherwise comply with, any and all codes of business conduct and ethics of GNAC and all insider trading policies of GNAC, as the same may be adopted or amended from time to time. Executive shall devote his full time and his best efforts to the performance of his obligations under this Agreement, but shall not be required to follow any formal schedule of duties or assignments.

     2. Term. The initial term of employment of Executive hereunder (the “Term”) shall commence as of the date (the “Effective Date”) which is the later of the date of GNAC Shareholder Approval hereof or the consummation of the acquisition of Common Stock by Executive contemplated in the Investment Agreement and shall continue for thirty-six months from the Effective Date, unless earlier terminated pursuant to the provisions of Section 4 of this Agreement. Additionally, the initial term of employment shall be automatically extended for additional one year periods on each anniversary of the Effective Date during the initial term unless (i) either party delivers written notice to the other party not less than 90 days prior to the applicable anniversary date or (ii) earlier terminated pursuant to the provisions of Section 4 of this Agreement.

     3. Salary, Bonuses and Benefits.

               3.1 Base Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 4, GNAC agrees to pay to Executive during the Term a base salary (the “Base Salary”) at the initial rate of $300,000 per annum. The Compensation Committee may review Executive’s Base Salary annually during the period of his employment hereunder and, in its sole discretion, may increase such Base Salary from time to time based upon such factors as it may at the time deem relevant, including Executive’s performance, the financial condition of GNAC, and salaries of executives in similar positions at other comparable companies in the industry. The Base Salary shall be payable in accordance with the then-current payroll policies of GNAC.

               3.2 Bonus. Executive shall receive a bonus in respect of each completed calendar year during the Term (other than the calendar year in which the Effective Date occurs) in an amount equal to five percent (5%) of EBIT of GNAC for the applicable calendar year and payable no later than March 31 of the following calendar year. In respect of the calendar year in which the Effective Date occurs, Executive shall receive a bonus equal to 5% of GNAC’s EBIT for such calendar year Prorated for the partial year that commenced on the Effective Date.

               3.3 Additional Benefits. During the Term, Executive shall be entitled to the following additional benefits:

                         3.3.1 Benefits and Vacation. Executive shall be entitled to participate in such profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by GNAC in accordance with the terms thereof, as the same may be amended and in effect from time to time, as are now generally available or later made generally available to executive officers of GNAC and for which he qualifies. A termination or expiration of this Agreement for any reason or for no reason shall not affect any rights which Executive may have accrued at the date of termination or expiration pursuant to any agreement, policy, plan, program or arrangement of GNAC providing Executive benefits (including under any stock option agreement or bonus plan or agreement which may exist), which rights shall be governed by the terms thereof. Executive shall be entitled to four (4) weeks paid vacation each calendar year (Prorated for partial years). Unless approved in advance by the Board or the Compensation Committee, accrued vacation not taken in any applicable period may be carried forward and used in the next succeeding calendar year, but not in any subsequent period.

                         3.3.2 Reimbursement for Expenses. GNAC shall reimburse Executive for reasonable and properly documented out-of-pocket business or entertainment expenses incurred by Executive in connection with his duties under this Agreement. Any such expenses shall be submitted by Executive to GNAC on a periodic basis and will be paid in accordance with standard GNAC policies and procedures.

     4. Termination of Employment; Severance Compensation.

               4.1 Termination For Cause.

               (a) “Termination For Cause” shall mean the termination by GNAC of Executive’s employment with GNAC as the result of (i) the failure of Executive substantially to perform his duties hereunder; (ii) Executive’s engaging in misconduct that has caused, or is reasonably expected to result in, material injury to GNAC or any of its affiliates; (iii) Executive’s willful or reckless violation of any material GNAC policy; (iv) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (v) the material breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with GNAC or any of its affiliates; in each case after the receipt of written notice from GNAC specifying the grounds for Termination For Cause and failure by Executive to cure such breach within fifteen (15) days from receipt of such notice. Upon receipt of the written notice from GNAC specifying the grounds for Termination For Cause, the Board shall provide Executive an opportunity to be heard by the Board within the fifteen (15) day cure period. In the event that the Board does not rescind its written notice or Executive fails to cure the breach within the fifteen (15) day cure period, the termination shall be effective as of the date that GNAC notifies Executive of his termination following the expiration of the fifteen (15) day cure period.

               (b) Upon any Termination For Cause, Executive shall be paid the Accrued Obligations within ten (10) business days following the effective date of termination, but Executive shall not be paid any Severance Compensation or any other amount other than the Accrued Obligations.

               4.2 Termination Other Than For Cause.

               (a) “Termination Other Than For Cause” shall mean termination by GNAC of Executive’s employment with GNAC for any reason other than (i) Termination For Cause, (ii) Termination by Reason of Death, (iii) Termination by Reason of Incapacity or (iv) expiration of the Term. Termination Other Than For Cause may be effected by GNAC at any time by providing Executive with written notice of such termination. The termination shall be effective as of the date of the notice or such later date as may be determined by GNAC.

               (b) Upon any Termination Other Than For Cause, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, the Severance Compensation.

               4.3 Voluntary Termination.

               (a) “Voluntary Termination” shall mean termination by Executive of Executive’s employment with GNAC for any reason other than termination by reason of Executive’s death.

               (b) Upon a Voluntary Termination, Executive shall be paid the amount of the Accrued Obligations within ten (10) business days following the effective date of termination, but shall not be paid any Severance Compensation or any other amount other than the Accrued Obligations.

               4.4 Termination by Reason of Incapacity.

               (a) If, during the Term, Executive shall suffer a Permanent Disability, GNAC may terminate Executive’s employment with GNAC effective on the earliest date permitted under applicable law, if any, and such termination shall be deemed “Termination by Reason of Incapacity”.

               (b) Upon Termination by Reason of Incapacity, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, an amount equal to the difference of (A) the Severance Compensation less (B) any payment or payments received by Executive during the twelve (12) month period from the time of termination under any long-term disability plan in effect that provides benefits to Executive.

               4.5 Termination by Reason of Death. In the event of Executive’s death during the Term, Executive’s employment with GNAC shall be deemed to have terminated as of the date on which his death occurs, and the estate of Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, an amount equal to the difference of (A) the Severance Compensation less (B) any death benefit payment or payments to be received by the beneficiaries in respect of any insurance policy insuring the life of Executive and paid for by GNAC.

               4.6 Termination upon Expiration of Term. Upon the expiration of the Term, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; and (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which expiration occurred. Upon the expiration of the Term, Executive shall not be paid any Severance Compensation or any other amount except as explicitly set forth in this Section 4.6.

               4.7 Termination of Relationship with Affiliated Entities. Unless agreed by GNAC (or a subsidiary thereof) and Executive in a separate written agreement (other than corporate minutes, resolutions, charter documents, bylaws and partnership agreements), upon the termination of Executive’s employment with GNAC for any reason, Executive shall be deemed to have resigned as of such date from any and all positions he may have with GNAC and any and all of GNAC’s direct and indirect subsidiaries, and shall confirm such resignation by tendering a written resignation letter.

     5. Conditions to Payment of Severance Compensation; Sole Remedy. Executive shall not be entitled to receive any Severance Compensation or payment of Accrued Bonus to which he otherwise may be entitled pursuant to Sections 4.2, 4.4, 4.5 or 4.6 unless Executive shall have executed and delivered to GNAC a release substantially in the form attached hereto as Exhibit “A” (the “Release”) and all revocation and waiting periods applicable to such Release have expired; provided, however, that if the Permanent Disability of Executive is such that Executive does not have the capacity to execute the Release, the Release may be executed and delivered on behalf of Executive by Executive’s guardian, custodian or another Person having a power of attorney or other authority reasonably acceptable to the Board to execute such Release; and provided, further, that in the event of the death of Executive, the Release may be executed on behalf of Executive’s estate by the executor thereof. In addition, in the event that Executive breaches any of the restrictive covenants set forth in Section 6 at any time, GNAC shall be entitled to discontinue any payments of Severance Compensation pursuant to Sections 4.2, 4.4 or 4.5 and GNAC’s obligation to pay any Accrued Bonus otherwise owed to Executive but that remains unpaid at that time shall terminate. The Severance Compensation or Accrued Bonus to be paid to Executive pursuant to Sections 4.2, 4.4, 4.5 or 4.6 shall represent the sole and exclusive remedy of Executive in connection with the termination of his employment or the expiration of the Term, as applicable, upon a Termination Other Than for Cause, a Termination by Reason of Incapacity, a termination in connection with Executive’s death or the expiration of the Term.

     6. Protection of GNAC.

               6.1 Other Activities of Executive. The services of Executive to GNAC are not deemed to be exclusive, and Executive shall be free to engage in any other business or to render similar services to others. Executive may engage independently or with others, for his or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description; provided, that the such activities do not interfere in any material respect with the performance of Executive’s obligations and duties to GNAC. GNAC shall not have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom. The foregoing notwithstanding, without the prior approval of the Board in a specific case, Executive shall at all times adhere to the following:

               (a) Executive shall not act, either as principal or agent, on the opposite side of any transaction in which GNAC or any GNAC subsidiary is involved (other than with respect to the transactions contemplated in the Investment Agreement).

               (b) Executive shall at all times conduct all personal transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of Executive’s position of trust and confidence in relation to GNAC.

               6.2 Nonsolicitation. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that, during the Term and for a period of one (1) year subsequent to expiration of the Term or the termination of Executive’s employment with GNAC, whether such termination occurs at the insistence of Executive or GNAC for any reason, Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of GNAC, nor shall Executive contact or communicate with any other employees of GNAC for the purpose of inducing other employees to terminate their employment with GNAC. For purposes of this covenant, “other employees of GNAC” shall refer to employees who are still actively employed by, or doing business with, GNAC or a subsidiary of GNAC at the time of the attempted recruiting or hiring, but shall not include Terence Lynch or James Reis.

               6.3 Remedies. Due to the irreparable and continuing nature of the injury which would result from a breach of the covenants described in Sections 6.1 and 6.2, Executive agrees that GNAC may, in addition to any remedy which GNAC may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of the covenants set forth in Sections 6.1 and 6.2.

               6.4 Reformation and Severance. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Executive, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not to be specifically enforceable through injunctive relief, GNAC shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of any provision which is not reformed by a court. The time period during which the restrictions shall apply shall be tolled and suspended as to Executive for a period equal to the aggregate quantity of time during which Executive violates such prohibitions in any respect.

               6.5 Confidential Information and Trade Secrets. Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of GNAC and its affiliates. Except as required to perform Executive’s duties as an Executive of GNAC, Executive will not use or disclose any Confidential Information of GNAC until such time as its ceases to be Confidential Information through no act of Executive in violation of this Agreement or is required to be disclosed by any applicable law or by an order of a court of competent jurisdiction. Upon the request of GNAC and, in any event, upon the termination of this Agreement for any reason, Executive will surrender to GNAC (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to GNAC’s business including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of GNAC.

     7. Termination of Consulting Agreement. All rights and obligations of GNAC, GAINSCO Service Corp. (“GSC”) and Executive in and under the Consulting Agreement dated as of February 26, 2001 (the “Consulting Agreement”) shall be deemed to be terminated automatically as of the Effective Date. As of the Effective Date, GNAC and GSC, on the one hand, and Executive, on the other hand, each hereby shall be deemed to have released the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which any of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of the Consulting Agreement.

     8. Miscellaneous.

               8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

               8.2 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from GNAC. All modifications to the Agreement must be in writing and signed by both Executive and GNAC.

               8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing or one business day after transmission of a facsimile (with confirmation of receipt) to the respective Persons named below:

If to GNAC:	GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Fax: (214) 647-0430
Attn: President

With a copy to	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Fax: (214) 953-5822
Attn: Byron F. Egan

If to Executive:	4 Windsor Ridge
Frisco, Texas 75034-6858
Fax: (972) 624-5554

With a copy to	John S. Daniels
6440 North Central Expressway, Suite 503
Dallas, Texas 75206
Fax: (214) 889-5196

Any party may change such party’s address for notices by notice duly given pursuant to this Section 8.3.

               8.4 Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender or, in the case of an entity, the neuter; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (k) captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement, nor in any way affect any such provisions; and (l) all accounting terms not defined in this Agreement shall have the respective meanings determined under GAAP.

               8.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Subject to Section 6.3, any dispute arising out of or relating to this Agreement may be brought in a court of competent jurisdiction located in Dallas, Texas, and both of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts in any such dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the dispute shall be heard and determined only in any such court, and agrees not to bring any dispute arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any dispute may be served on any party anywhere in the world.

               8.6 Severability. Should any court of competent jurisdiction determine that any provision of this Agreement is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.

               8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

               8.8 Assignment. Neither this Agreement nor any duties or obligations hereunder may be assigned by either party without the other party’s prior written consent; provided, however, that GNAC may assign this Agreement to either a wholly-owned subsidiary of GNAC (but no such assignment shall not relieve GNAC of its obligations hereunder) or a Person acquiring substantially all of GNAC’s assets.

               8.9 Withholding. All compensation and benefits payable to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

     9. Definitions. As used in this Agreement, the following terms have the following meanings:

     “Accrued Bonus” means, in respect of the calendar year in which termination or expiration of the Term occurs, an amount equal to five percent (5%) of the EBIT of GNAC for such full calendar year, Prorated for the partial year and paid at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination or expiration of the Term occurred. In addition, if Executive is terminated after the end of a calendar year (other than for Cause or Executive’s Voluntary Termination) and Executive earned bonus compensation pursuant to Section 3.2 in respect of the most recently completed calendar year, which bonus compensation has not been paid to Executive at the time of termination, then “Accrued Bonus” also shall be deemed to include such full bonus earned in respect of the most recently completed calendar year.

     “Accrued Obligations” means all accrued but unpaid Base Salary, accrued but unpaid vacation, sick leave, and similar pay (all determined in accordance with GNAC’s policies then in effect), any appropriate business expenses incurred by Executive in connection with his duties hereunder, and any accrued benefits provided under employee benefit programs maintained by

GNAC, including qualified and nonqualified programs which shall be payable according to their terms.

     “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

     “Base Salary” has the meaning set forth in Section 3.1 of this Agreement.

     “Board” means the Board of Directors of GNAC.

     “Compensation Committee” means the Compensation Committee of the Board.

     “Confidential Information” means any data or information that is important, competitively sensitive, and not generally known by the public or Persons involved in the insurance industry, including GNAC’s business plan, strategies, actuarial processes and data, training manuals, proprietary software, product development plans, bidding and pricing procedures, market plans and strategies, projections, internal performance statistics, financial data, confidential personnel information concerning employees of GNAC, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements.

     “Consulting Agreement” has the meaning set forth in Section 7 of this Agreement.

     “EBIT” means consolidated Income before Federal income taxes plus (i) Interest expense and (ii) any bonuses accrued in respect of Executive (but not any other director, officer or employee of GNAC or any of its subsidiaries), in each case as determined on a consolidated basis and in accordance with GAAP. For purposes of this Agreement, (i) dividends are not a deduction from Income before Federal income taxes in the computation of EBIT, and (ii) bonuses accrued for directors, officers and employees are expenses deducted in the computation of Income before Federal income taxes.

     “Effective Date” has the meaning set forth in Section 2 of this Agreement.

     “Executive” has the meaning set forth in the introductory paragraph of this Agreement.

     “GAAP” means generally accepted accounting principles for financial reporting in the United States, consistently applied.

     “GNAC” has the meaning set forth in the introductory paragraph of this Agreement.

     “GNAC Shareholder Approval” is used with the same meaning as such term is defined in the Investment Agreement.

     “GSC” has the meaning set forth in Section 7 of this Agreement.

     “Investment Agreement” means the Stock Investment Agreement between GNAC and Executive of even date herewith.

     “Permanent Disability” with respect to Executive means Executive is (i) collecting long-term disability payments under a long-term disability plan established for the benefit of GNAC’s employees or executives generally or a reasonably similar plan or (ii) if, and only if, no such long-term disability plan is in effect at the time of determination, an independent physician selected by GNAC and reasonably acceptable to Executive makes a written determination that Executive is unable to perform his obligations under this Agreement, despite his best efforts, by reason of any medically determinable physical or mental impairment that is expected to result in death or that has lasted or is expected to last for a continuing period of not less than 12 months. The determination of any selected independent physician is final and binding on the parties and shall be made after taking into account such competent medical evidence as shall be presented to the independent physician by Executive or GNAC or by any physician or group of physicians or other competent medical experts employed by Executive or GNAC to advise such independent physician.

     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

     “Prorated” means, with respect to any number, the product of the number multiplied by a fraction, the numerator of which is the number of days worked by such Executive during the applicable calendar year and the denominator of which is 365.

     “Release” has the meaning set forth in Section 5 of this Agreement.

     “Severance Compensation” means an amount to be paid in semi-monthly installments for a period of twelve (12) months following the date of termination, which amount shall be equal to the sum of (i) the amount of the bonus paid or owed to Executive pursuant to Section 3.2 in respect of the most recently completed calendar year at the time of termination, plus (ii) an amount equal to Executive’s annual Base Salary (at the highest rate in effect for the six month period immediately prior to the time of termination). Severance Compensation shall constitute severance and not a continuation of the payment of the Base Salary.

     “Term” has the meaning set forth in Section 2 of this Agreement.

     “Termination by Reason of Incapacity” has the meaning set forth in Section 4.4(a) of this Agreement.

     “Termination For Cause” has the meaning set forth in Section 4.1(a) of this Agreement.

     “Termination Other Than For Cause” has the meaning set forth in Section 4.2(a) of this Agreement.

     “Voluntary Termination” has the meaning set forth in Section 4.3(a) of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GAINSCO, INC.

By:	/s/ Glenn W. Anderson
Glenn W. Anderson, its President and
Chief Executive Officer

EXECUTIVE

/s/ Robert W. Stallings
Robert W. Stallings

EXHIBIT “A”
GENERAL RELEASE AGREEMENT

     THIS GENERAL RELEASE AGREEMENT (this “Agreement”) dated as of the                  day of             ,              (the “Effective Date”), is by and between Robert W. Stallings (“Executive”) and GAINSCO, INC. (“GNAC”). Certain capitalized terms used in this Agreement have the same meaning as in the Employment Agreement dated August 27, 2004 between GNAC and Stallings (the “Employment Agreement”).

     WHEREAS, Executive and GNAC desire to terminate their relationship on an amicable basis;

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Termination of Employment. The employment of Executive by GNAC is hereby terminated effective as of the Effective Date. Executive hereby resigns all positions and directorships he holds with GNAC and any and all of GNAC’s subsidiaries.

     2. Release. Executive hereby irrevocably and unconditionally releases and forever discharges GNAC, its respective subsidiaries and other affiliates and their respective agents, employees, representatives, officers, directors, shareholders, trustees and attorneys, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Released Parties”) from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (except as set forth below and except for workers’ compensation claims and claims for vested benefits payable under employee benefit plans covering Executive) (collectively, the “Claims”) against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to or on the Effective Date, including without limitation, any claims of breach of contract or for retirement or severance or other termination pay (except as set forth in Section 3 below), or claims of harassment or discrimination (for example, on the basis of age, sex, race, handicap, disability, religion, color or national origin) under any federal, state or local law, rule or regulation, including, but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. Executive further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim.

     3. Severance Compensation or Accrued Bonus. In consideration of Executive’s execution of this Agreement, Executive shall be entitled to receive from GNAC Severance Compensation or Accrued Bonus under one of Sections 4.2, 4.4, 4.5 or 4.6 in the Employment Agreement. Executive acknowledges that no other promise or agreements of any kind have been made to Executive or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement. Executive further acknowledges and agrees that the Severance Compensation or Accrued Bonus, together with any other payments or benefits that may be due under the terms of the Employment Agreement, shall constitute full accord and satisfaction of all obligations, including without limitation any and all severance obligations, in connection with Executive’s employment. Executive would not be entitled to receive the Severance Compensation or Accrued Bonus but for Executive’s execution of this Agreement.

     4. Disclaimer of Liability. Executive acknowledges that this Agreement shall not in any way be construed as an admission by any of the Released Parties of any wrongful or illegal act against Executive or any other person, and that the Released Parties expressly disclaim any liability of any nature whatsoever arising from or related to the subject of this Agreement.

     5. COMPETENCY. EXECUTIVE ACKNOWLEDGES THE FOLLOWING:

a.	THAT HE FULLY COMPREHENDS AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THEIR LEGAL EFFECTS;

b.	THAT HE IS COMPETENT TO EXECUTE THIS AGREEMENT;

c.	THAT IT IS EXECUTED KNOWINGLY AND VOLUNTARILY AND WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF ANY RELEASED PARTY OR ITS REPRESENTATIVES;

d.	THAT HE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE REGARDING THIS AGREEMENT;

e.	THAT EXECUTIVE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED;

f.	THAT EXECUTIVE WAIVES RIGHTS OR CLAIMS UNDER THIS AGREEMENT ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE WAS ALREADY ENTITLED;

g.	[THAT HE HAS BEEN PROVIDED THE MATERIALS REGARDING THE CLASS, UNIT, OR GROUP OF INDIVIDUALS ELIGIBLE FOR THIS COMPENSATION AND THE TIME LIMITS APPLICABLE TO SUCH PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

h.	[THAT HE HAS BEEN PROVIDED THE JOB TITLES AND AGES OF ALL INDIVIDUALS ELIGIBLE OR SELECTED FOR THE PROGRAM AND THE AGES OF ALL INDIVIDUALS IN THE SAME JOB CLASSIFICATION OR ORGANIZATIONAL UNIT WHO ARE NOT ELIGIBLE OR SELECTED FOR THE PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

i.	THAT HE HAS HAD A PERIOD OF AT LEAST 21 DAYS [or 45 days, if required by or advisable under applicable law] WITHIN WHICH TO CONSIDER THIS AGREEMENT;

j.	THAT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, EXECUTIVE MAY REVOKE THIS AGREEMENT AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY PERIOD HAS EXPIRED OR SUCH LATER DATE AS PROVIDED FOR HEREIN.

     6. Parties in Interest. This Agreement is for the benefit of the Released Parties and shall be binding upon Executive and his representatives and heirs.

     7. Governing Law. This Agreement and the rights and obligations of Executive hereunder shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas.

     8. Amendment. This Agreement may not be clarified, modified, changed or amended except in writing and signed by Executive and GNAC or a successor-in-interest of GNAC.

     9. Non-disparagement. Executive agrees that he will refrain from speaking ill of or making any disparaging comment about GNAC or GNAC’s management, other employees or contractors, following the termination of his employment.

     10. Enforcement of Laws. Nothing in this Agreement affects the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”) to enforce the anti-discrimination laws, and this waiver does not affect Executive’s right to file a charge or participate in an investigation or proceeding with the Commission. However, Executive waives any rights or claims, known or unknown, to participate in any recovery under any proceeding or investigation by the Commission or any state or local commission concerned with the enforcement of anti-discrimination laws

     11. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GAINSCO, INC.

By:

EXECUTIVE

Robert W. Stallings

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